Exhibit 99.1

NEWS BULLETIN
FROM:

[GRAPHIC OMITTED]
                                                              1949 East Sunshine
                                                                     Suite 2-300
                                                           Springfield MO  65804
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FOR FURTHER INFORMATION:

At the company:
John M. Casper
Chief Financial Officer
(417) 890-0102

FOR IMMEDIATE RELEASE
Tuesday, January 23, 2001

 DT INDUSTRIES ANNOUNCES NEW CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER

     SPRINGFIELD, Mo., January 23, 2001-- DT Industries, Inc. (NASDAQ: DTII) announced today that John M. (Jack) Casper has joined the company as Senior Vice President - Finance and Chief Financial Officer effective January 22, 2001. Mr. Casper, age 55, was hired after a nationwide search.

     Mr. Casper joins DT Industries after spending the last three years as an independent financial consultant to small family-owned companies. He served as Vice President and Chief Financial Officer of Petrolite Corporation, a St. Louis, Missouri-based specialty chemical manufacturer supplying the oil field market, where he had complete responsibility for the finance, tax, control, merger and acquisitions and investor relations functions of a $400 million publicly traded company from February 1994 until its sale to Baker Hughes International in July 1997. From 1987 to February 1994, Mr. Casper was with St. Louis based Mitek, Inc. where, as Executive Vice President-International and Chief Financial Officer, he was responsible for the corporation's financial management and oversaw international operations in Australia, New Zealand, Southeast Asia, Africa, Latin America and Canada. Mr. Casper has a Bachelor of Science degree in Business from the Drexel Institute of Technology and a Masters degree in Business Administration from Oklahoma State University.

     John F. Schott, age 56, formerly the President of the company's Automation Group, has been appointed Chief Operating Officer, with responsibility for overseeing the day-to-day operations of each of the company's business units. Mr. Schott will focus on improving project management and operational disciplines and broadening the company's customer base. During his ten years with the company he has been an engineering manager with the company's Advanced Assembly Automation subsidiary, President of the company's Peer Welding Systems division (where he completed a successful turnaround), and President of the company's Detroit Tool and Engineering Company subsidiary (where he oversaw substantial sales growth, implemented improvements in project management discipline and expanded the customer base). Mr. Schott has a Bachelor of Science degree in Aeronautical Engineering from Embry-Riddle University.

     "I am pleased to have Jack Casper, with his 28 years of high level experience in all aspects of financial management, and John Schott, with his proven track record in operational management, assuming these new responsibilities," said Stephen J. Perkins, President and Chief Executive Officer. "With John Schott focusing on operations, Jack Casper and I can focus on completing our previously-announced divestiture program and the restructuring of our long-term financing. These first steps will serve DT Industries well as we continue in our efforts to improve our company's financial and operating performance."

     Concurrently, the company announced it is eliminating its administrative group structure in order to emphasize simplification and to streamline decision-making and information flow. As part of this plan, the Kalish, Lakso, Swiftpack and King business units will be integrated into a single business unit with four operating locations, DT Automated Packaging Systems, that will be managed out of Montreal, Quebec. The company is conducting a search for a President of this business unit. "The integration of these business units is designed to allow the company to attain the sales management and integrated product offering synergies originally envisioned at the time we acquired these businesses," said Mr. Perkins.

     DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

     Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities", "growth potential", "objectives" and "goals", the words "anticipate", "believe", "estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, excess product warranty expenses, collectibility of past due receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of credit at acceptable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, and the company's ability to implement operational and financial systems to manage the company's decentralized operations.